Exhibit 3.1

CONTINUOUS TEXT of the articles of association of Cnova N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before M.D.P. Anker, civil law notary in Amsterdam, on the thirtieth day of October 2014.

Trade Registry number 60776676.

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

DEFINITIONS AND INTERPRETATION

Article 1

1.1                              In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

Board Co-CEO	A Co-CEO who is an Executive Director.

Board of Directors	The Company’s board of directors.

Board Rules	The internal rules applicable to the Board of Directors, as drawn up by the Board of Directors.

CEO	The Company’s chief executive officer.

Chairman	The chairman of the Board of Directors.

Co-CEO	A co-CEO.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Director	A member of the Board of Directors.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting of shareholders.

Group Company	An entity or company which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Board Co-CEO	A Co-CEO who is not an Executive Director.

Non-Distributable Equity	The part of the Company’s equity that is formed by the paid up and called up part of its capital and the reserves which it must maintain by law.

Non-Executive Director	A non-executive Director.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company’s cooperation.

Registration Date	The twenty-eighth day prior to the date of a General Meeting.

Simple Majority	More than half of the votes cast.

Subsidiary

A subsidiary within the meaning of Section 2:24a DCC, including:

a.                                      an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and

b.                                      an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the directors or of the supervisory board members, even if all parties with voting rights cast their votes.

Trading Day

A day on which the ordinary shares (or depository receipts or similar rights derived from ordinary shares) can be traded on all stock exchanges where they are listed, including in the United States of America and including in any event a day (other than a Saturday or Sunday) on which banks are generally open in the United States of America for the conduct of normal business.

Website	The Company’s website.

1.2                              References to “shares” or “shareholders” are to both classes of shares or to the holders thereof, respectively, unless the context requires otherwise.

1.3                              References to statutory provisions are to those provisions as they are in force from time to time.

1.4                              Terms that are defined in the singular have a corresponding meaning in the plural.

1.5                              Words denoting a gender include each other gender.

1.6                              Except in Articles 7.3 and 22.8, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1                              The Company’s name is Cnova N.V.

2.2                              The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.                                     to engage in all activities and to perform all acts relating to, or which may be conducive to, e-commerce and regular commerce and, in this respect, to provide retail, advertising, transportation, data communication, computing, business consultancy and financial services;

b.                                     to acquire, to dispose of, to import, to export, to develop, to commercialise, to distribute, to market, to advertise and to manufacture any commercial product, food product or raw product;

c.                                      to acquire, dispose of and exploit intellectual property rights and to protect any such rights against infringements;

d.                                     to acquire, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

e.                                      to operate, directly or indirectly, either alone or together with any other party in a partnership, joint venture, consortium or other entity;

f.                                       to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

g.                                     generally, to conduct any and all commercial, industrial, real estate, securities or financial transactions and to perform or do anything else that is, in the widest sense, connected with or may be conducive to the matters described above in this Article 3.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITARY RECEIPTS

Article 4

4.1                              The Company’s authorised share capital amounts to one hundred million euro (EUR 100,000,000).

4.2                              The authorised share capital is divided into:

a.                                      one billion two hundred million (1,200,000,000) ordinary shares; and

b.                                      eight hundred million (800,000,000) special voting shares,

each having a nominal value of five eurocents (EUR 0.05).

4.3                              The Board of Directors may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Board of Directors. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.4                              The Company may cooperate with the issue of depository receipts for shares in its capital.

SHARES - FORM OF SHARES AND SHARE REGISTER

Article 5

5.1                              All shares are registered shares, provided that the Board of Directors may resolve that one or more ordinary shares are bearer shares, represented by physical share certificates.

5.2                              The Board of Directors is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the Board of Directors resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.

5.3                              Registered shares shall be numbered consecutively for each class of shares, starting from 1.

5.4                              The Board of Directors shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect such shares. The register shall also set out any other particulars that must be included in the register pursuant to Section 2:85 DCC.

5.5                              Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Board of Directors with the necessary particulars in a timely fashion. Any consequences of a failure to notify such particulars or to notify the correct particulars shall be borne by the relevant party.

5.6                              All notifications may be sent to Persons with Meeting Rights in respect of registered shares at the addresses set out in the register.

5.7                              If the Board of Directors has resolved that one or more ordinary shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the Board of Directors may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a Director.

5.8                              The holder of evidence of a bearer share that was lost may request the Company to provide a duplicate share certificate for such bearer share. The Company shall only provide such duplicate:

a.                                   if the party making the request can demonstrate, to the satisfaction of the Board of Directors, that such party is indeed entitled to receive such duplicate; and

b.                                   after having published the request on the Website for a period of four weeks without any objection to such request having been received by the Company within that period.

5.9                              If an objection as referred to in Article 5.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to that effect, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.

5.10        Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived from the share certificate thus replaced.

SHARES - ISSUE

Article 6

6.1                              Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked.

6.2                              Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for shares, but does not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3                              The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1                              Upon an issue of shares, each holder of ordinary shares shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares. Special voting shares do not carry pre-emption rights.

7.2                              In deviation of Article 7.1, holders of ordinary shares do not have pre-emption rights in respect of an issue of:

a.                                      special voting shares;

b.                                      ordinary shares against non-cash contribution; or

c.                                       ordinary shares to employees of the Company or employees of a Group Company.

7.3                              The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4                              Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5                              Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised pursuant to Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked.

7.6                              The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 8

8.1                             The nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share. It may be stipulated that part of the nominal value, not exceeding three quarters thereof, need not be paid up until the Company has called for payment.

8.2                              Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the nominal value of the shares subscribed for by them, provided that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for those shares.

8.3                              Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.4                              Payment in a currency that is not a unit of the euro is only permitted with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. The date of the payment determines the exchange rate. The previous sentence does not prejudice the last sentence of Section 2:80a(3) DCC.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1                              The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries in relation to the subscription for, or acquisition of, shares or depository receipts for shares in the Company’s capital.

9.2                              The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the Board of Directors resolves to do so and the relevant statutory requirements of Section 2:98c DCC are observed.

9.3                              The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or employees of a Group Company.

SHARES - OWN SHARES

Article 10

10.1                      The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

10.2                       The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board of Directors for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3                       An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or employees of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4                       The Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof (as determined by the Board of Directors) must be within the range determined by the General Meeting as referred to in Article 10.3.

10.5                       Articles 10.1 through 10.3 do not apply to shares acquired by the Company by universal succession.

10.6                        In this Article 10, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1                       The General Meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2                       A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.

SHARES - USUFRUCT AND PLEDGE

Article 12

12.1                       Ordinary shares can be pledged. However, without prejudice to Section 3:259 DCC, special voting shares cannot be pledged.

12.2                       The voting rights attached to ordinary shares which are subject to a usufruct or pledge and the voting rights attached to special voting shares which are subject to a usufruct vest in the shareholder(s) concerned.

12.3                       In deviation of Article 12.2, the holder of a usufruct or pledge on ordinary shares or the holder of a usufruct on special voting shares shall have the voting rights attached to those shares if this was provided when the usufruct or pledge was created.

12.4                       Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD OF DIRECTORS - COMPOSITION

Article 13

13.1                        The Company has a Board of Directors consisting of:

a.                                     at least one and up to two (2) Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.                                   at least one and up to fourteen (14) Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors and the Non-Board Co-CEO(s).

In addition to the Directors, the Company may have one or more Non-Board Co-CEOs. References in these articles of association to a Non-Board Co-CEO and provisions in these articles of association relating to a Non-Board Co-CEO shall be disregarded if and for as long as no Non-Board Co-CEO holds office.

All Directors and Non-Board Co-CEOs shall be individuals.

13.2                       The Board of Directors shall determine the number of Executive Directors, the number of Non-Executive Directors and the number of Non-Board Co-CEOs, all with due observance of Article 13.1.

13.3                       The General Meeting shall appoint the Directors and may at any time suspend or remove any Director. In addition, the Board of Directors may at any time suspend an Executive Director.

13.4                       Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

13.5                       The Board of Directors may elect one or more Executive Directors to be CEO. The Board of Directors may also remove a CEO, in the sense that the Executive Director so removed shall subsequently continue his term of office as Executive Director without having the title of CEO.

If and for as long as one or more Non-Board Co-CEOs hold office, each Executive

Director elected as CEO shall be a Board Co-CEO. References in these articles of association to a Board Co-CEO should be construed as being references to a CEO if and for as long as no Non-Board Co-CEO holds office.

13.6                       The Board of Directors may appoint one or more persons, not being Directors, to be the Non-Board Co-CEO(s), with due observance of Article 13.2. The Board of Directors may also suspend or, with due observance of Article 13.2, remove the Non-Board Co-CEO(s).

13.7                       Additionally, the Board of Directors shall elect one Non-Executive Director to be the Chairman. The Board of Directors may also remove or replace the Chairman, in the sense that the Non-Executive Director so removed or replaced shall subsequently continue his term of office as Non-Executive Director without having the title of Chairman.

13.8                       If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse. A suspended Director shall be given the opportunity to account for his actions at the General Meeting and to be assisted by counsel in doing so.

13.9                       The Board Rules may contain a rotation schedule in respect of the Directors and the Non-Board Co-CEO(s). This rotation schedule may also include rules concerning the rotation between the positions of Board Co-CEO and Non-Board Co-CEO. The Directors and the Non-Board Co-CEO(s) shall retire in accordance with any such rotation schedule. A retiring Director or Non-Board Co-CEO can be reappointed immediately, subject to the provisions of any such rotation schedule.

13.10                Where a Director, or a Non-Board Co-CEO, is no longer in office or is unable to act (including as a result of a suspension or as a result of having a conflict of interests as described in Article 15.7), he may be replaced temporarily by a person whom the Board of Directors has designated for that purpose and, until then, the other Director(s) shall be charged with the entire management of the Company. Subject to Article 15.8, where all Directors are no longer in office or are unable to act, the management of the Company shall be entrusted temporarily to one or more persons designated by the General Meeting for that purpose.

BOARD OF DIRECTORS - DUTIES AND ORGANISATION

Article 14

14.1                       The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, the Directors and the Non-Board Co-CEO(s) shall be guided by the interests of the Company and of the business connected with it. The duties, responsibilities and powers of the Non-Board Co-CEO(s) under these articles of association and the Board Rules are subject to the limitations under Dutch law relating to (i) the decision-making, functioning and organisation of the Board of Directors and (ii) the interests of the Company and of the business connected with it. The Board of Directors may at any time determine that the specific circumstances of the case at hand require the Board of Directors to perform its duties through deliberations and decision-making among the Directors only. If deemed appropriate by the Board of Directors, such determination will be made in the absence of the Non-Board Co-CEO(s).

14.2                       The Board of Directors shall draw up Board Rules concerning the organisation, decision-making and other internal matters of the Board of Directors and its committees, as well as the tasks, duties and authorities of the Non-Board Co-CEO(s), all with due observance of these articles of association. In performing their duties, the Directors and the Non-Board Co-CEO(s) shall observe and comply with the Board Rules.

14.3                       The Directors may allocate their duties amongst themselves by virtue of the Board Rules or otherwise in writing, provided that:

a.                                     the Executive Directors shall be, together with the Non-Board Co-CEO(s) (subject to Article 14.1), charged with the Company’s day-to-day operations;

b.                                   the supervision of the performance of the duties of the Directors and those of the Non-Board Co-CEO(s) cannot be taken away from the Non-Executive Directors;

c.                                    the Chairman must be a Non-Executive Director;

d.                                   the power to appoint, suspend or remove a Non-Board Co-CEO cannot be allocated to an Executive Director; and

e.                                    the making of proposals for the appointment of a Director or of a Non-Board Co-CEO and the determination of the remuneration of an Executive Director or of a Non-Board Co-CEO cannot be allocated to an Executive Director.

14.4                       The Board of Directors may determine, by virtue of the Board Rules or otherwise in writing, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

14.5                      The Board of Directors may establish an audit committee and a nomination and remuneration committee. The Board of Directors may further establish such other committees as deemed to be appropriate by the Board of Directors. The Board Rules may govern the composition, duties, organisation and decision-making of these committees.

14.6                       The Board of Directors may perform the following legal acts without the prior approval of the General Meeting:

a.                                   acts in connection with a subscription for shares whereby special obligations are imposed on the Company;

b.                                   acts associated with the acquisition of shares under conditions which are different from those under which the public is granted the opportunity to participate in the Company;

c.                                    acts which are aimed at securing any benefit in favour of an incorporator of the Company or another party involved in its incorporation; and

d.                                   acts in respect of non-cash contributions on shares.

BOARD OF DIRECTORS - DECISION-MAKING

Article 15

15.1                       Without prejudice to Article 15.6, each Director may cast one vote at a meeting of the Board of Directors.

15.2                       Each Non-Board Co-CEO may attend meetings of the Board of Directors as an observer and, subject to Article 14.1, may participate as such in the deliberations of the Board of Directors.

15.3                       A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Directors.

15.4                       Resolutions of the Board of Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

15.5                       Invalid votes and blank votes shall not be counted as votes cast. However, abstentions shall be counted as votes cast.

15.6                      Where there is a tie in any vote of the Board of Directors, the Chairman shall have a casting vote.

15.7                       None of the Co-CEOs shall participate in the deliberations or, if applicable, the decision-making concerning the determination of the remuneration of the Co-CEOs.

15.8                       A Director shall not participate in the deliberations and decision-making of the Board of Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. The previous sentence applies mutatis mutandis to a Non-Board Co-CEO. If, as a result of the first sentence of this Article 15.8, no resolution can be adopted by the Board of Directors, the resolution may nonetheless be passed by the Board of Directors.

15.9                       Meetings of the Board of Directors can be held through audio- or video-communication facilities.

15.10                Resolutions of the Board of Directors may, instead of at a meeting, be passed in writing, provided that all Directors and, subject to Article 14.1, the Non-Board Co-CEO(s) are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 15.4 and 15.6 apply mutatis mutandis.

15.11                The approval of the General Meeting is required for resolutions of the Board of Directors concerning a material change to the identity or the character of the Company or the business, including in any event:

a.                                   transferring the business or materially all of the business to a third party;

b.                                   entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the Company; and

c.                                    acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

15.12                The absence of the approval of the General Meeting of a resolution as referred to in Article 15.11 shall not affect the powers of representation of the Board of Directors, the Directors or the Non-Board Co-CEO(s).

BOARD OF DIRECTORS - REMUNERATION

Article 16

16.1                       The General Meeting shall determine the Company’s policy concerning the remuneration of the Board of Directors and the Non-Board Co-CEO(s) with due observance of the relevant statutory requirements.

16.2                       The remuneration of Directors and the Non-Board Co-CEO(s) shall be determined by the Board of Directors with due observance of Article 15.7 and the policy referred to in Article 16.1.

16.3                       The Board of Directors shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Board of Directors and the Non-Board Co-CEO(s) and which criteria apply for such awards or changes thereto.

BOARD OF DIRECTORS - INDEMNITY

Article 17

17.1                       The Company shall indemnify each of its Directors and former Directors against:

a.                                      any financial losses or damages incurred by such indemnified person; and

b.                                    any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he becomes involved, to the extent this relates to his position as a Director or former Director, in each case to the fullest extent permitted by applicable law

17.2                       No indemnification shall be given to a Director or former Director:

a.                                      if a Dutch court has established, without possibility for appeal, that the acts or omissions of such Director or former Director that led to the financial losses, damages, suit, claim, action or legal proceedings as described in Article 17.1 result from an improper performance of his duties as a Director or former Director or an unlawful or illegal act; and

b.                                    to the extent that his financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so).

17.3                       The Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 17.1.

17.4                       The indemnification provided under this Article 17 applies mutatis mutandis to any Non-Board Co-CEO, or any former Non-Board Co-CEO and to such other current and former officers and employees of the Company as the Board of Directors may determine in its discretion.

BOARD OF DIRECTORS - REPRESENTATION

Article 18

18.1                       The Board of Directors is entitled to represent the Company.

18.2                       The power to represent the Company also vests in:

a.                                      each Board Co-CEO individually; and

b.                                      each Non-Board Co-CEO individually.

18.3                       The Board of Directors may resolve to grant powers of attorney to represent the Company and to determine the scope of powers of attorney. If such a power of attorney is granted to an individual, the Board of Director may grant an appropriate title to such person.

GENERAL MEETINGS — CONVENING AND HOLDING GENERAL MEETINGS

Article 19

19.1                       Annually, at least one General Meeting must be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

19.2                       A General Meeting shall also be held:

a.                                    within three months after the Board of Directors has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital; and

b.                                    whenever the Board of Directors so decides.

19.3                       General Meetings must be held in the place where the Company has its corporate seat or in Amsterdam, Rotterdam, Schiphol Airport (municipality Haarlemmermeer) or The Hague.

19.4                       If the Board of Directors has failed to ensure that a General Meeting as referred to in Articles 19.1 or 19.2 paragraph a. is held in a timely fashion, each shareholder may be authorised by the court in preliminary relief proceedings to convene the General Meeting. For the purpose of this Article 19.4, other Persons with Meeting Rights shall be equated with shareholders.

19.5                       One or more shareholders who collectively represent at least (i) ten percent (10%) of the Company’s issued share capital or (ii) ten percent (10%) of the ordinary shares comprised in the Company’s issued share capital may request the Board of Directors in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting shareholder(s) may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting. For the purpose of this Article 19.5, other Persons with Meeting Rights shall be equated with shareholders.

19.6                       Any matter of which the discussion has been requested in writing by one or more shareholders who, individually or collectively, represent at least (i) three percent (3%) of the Company’s issued share capital or (ii) three percent (3%) of the ordinary shares comprised in the Company’s issued share capital shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting. For the purpose of applying this Article 19.6, other Persons with Meeting Rights shall be equated with shareholders.

19.7                       A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

19.8                       All Persons with Meeting Rights must be convened for a General Meeting (i) by means of an announcement published on the Website, where it shall remain directly and permanently available until the General Meeting, and (ii) if required under applicable laws or regulations, in a daily newspaper with national distribution.

19.9                       The holders of registered shares may be convened for a General Meeting by means of letters sent to the addresses of those shareholders in accordance with Article 5.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 20

20.1                       The General Meeting shall be chaired by the Chairman. If the Chairman is not present, the General Meeting shall be chaired by another Director or by a Non-Board Co-CEO chosen by the Directors present at the General Meeting. If neither the Directors nor the Non-Board Co-CEO(s) are present at the General Meeting, the General Meeting shall appoint its own chairman.

20.2                       The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be taken. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

20.3                       The chairman of the General Meeting shall decide whether persons other than:

a.                                      Persons with Meeting Rights; and

b.                                      others with a statutory right to attend the General Meeting,

shall be admitted to the General Meeting.

20.4                       A Person with Meeting Rights who is represented at a General Meeting by the holder of a written proxy shall only be admitted to the General Meeting if the proxy is determined to be acceptable by the chairman of the General Meeting. A Person with Meeting Rights may inform the Company of his proxy by electronic means of communication.

The Company shall make proxy forms available to all Persons with Meeting Rights which will stipulate that, if a Person with Meeting Rights wishes to use such form to grant a proxy to exercise the meeting and voting rights on his behalf, such proxy (unless expressly stipulated otherwise in the proxy) shall be considered to have been granted with the instruction to the proxyholder (i) to vote in favour of any resolution which is proposed or endorsed by the Board of Directors and (ii) to vote against any other resolution.

20.5                       The Company may direct that any person, before entering a General Meeting, identify himself by means of a valid passport or driver’s license and to be submitted to such security restrictions or arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements or restrictions may be refused entry to the General Meeting.

20.6                       The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

20.7                       The General Meeting may be conducted in the English language, if so determined by the chairman of the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 21

21.1                       Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at a General Meeting, whether in person or represented by the holder of a written proxy.

Holders of fractional shares, if any, together constituting the nominal amount of a share of the relevant class, shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

21.2                       The Board of Directors may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board of Directors may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

21.3                       The Board of Directors can also decide that votes cast through electronic means of communication or by means of a letter prior to a General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.

21.4                       For the purpose of Articles 21.1 through 21.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Board of Directors shall be considered to have voting rights and/or Meeting Rights, as the case may be, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. For as long as shares or depository receipts for shares issued with the Company’s cooperation are not admitted to trading on a regulated market within the meaning of Section 1:1 of the Dutch Financial Supervision Act, the Board of Directors is authorised, when convening a General Meeting, to determine that the previous sentence applies.

21.5                       As a prerequisite for a Person with Meeting Rights to exercise his Meeting Rights and, if applicable, his voting rights at a General Meeting, that Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be sent after the Registration Date and must be received by the Company ultimately on the third Trading Day prior to the General Meeting. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting in the sole discretion of the chairman of the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 22

22.1                       Each share, irrespective of whether it concerns an ordinary share or a special voting share, shall give the right to cast one (1) vote at General Meetings. For this purpose, fractional shares, if any, collectively constituting the nominal amount of a share shall be considered to be equivalent to a share of the relevant class.

22.2                       No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which either of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

22.3                       Unless a greater majority is required by law, all resolutions of the General Meeting shall be passed by a Simple Majority.

22.4                       Abstentions, invalid votes and blank votes shall not be counted as votes cast.

22.5                       Where there is a tie in any vote of the General Meeting, no resolution shall have been passed.

22.6                       Without prejudice to Article 22.9, the Company shall establish, for each resolution passed by the General Meeting:

a.                                      the number of shares in respect of which valid votes were cast;

b.                                      the percentage of the issued share capital represented by the shares referred to in paragraph a.;

c.                                       the total number of votes validly cast;

d.                                      the number of votes that were cast in favour and against the resolution, as well as the number of abstentions.

22.7                       The chairman of the General Meeting shall decide on the method of voting and may determine the voting procedure at General Meetings.

22.8                       The determination made by the chairman of the General Meeting with regard to the results of a vote shall be decisive. However, where the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the General Meeting so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

22.9                       The Board of Directors shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

22.10                Directors shall, in that capacity, have an advisory vote at General Meetings.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND ANNUAL REPORT

Article 23

23.1                       The Company’s financial year shall coincide with the calendar year.

23.2                       Annually, within the relevant statutory period, the Board of Directors shall prepare the annual accounts and the annual report and deposit them at the Company’s office for inspection by the shareholders.

23.3                       The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

23.4                       The Company shall ensure that the annual accounts, the annual report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

23.5                       The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 24

24.1                       The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to instruct an auditor, the Board of Directors shall be authorised to do so.

24.2                       The instruction may be revoked by the General Meeting and, if the Board of Directors has granted the instruction, by the Board of Directors. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - ORDINARY RESERVES AND SPECIAL RESERVES

Article 25

25.1                       The Company may maintain any reserve attached exclusively to the ordinary shares, as the Board of Directors deems to be appropriate.

25.2                       In addition, the Company shall maintain a special capital reserve for the exclusive purpose of facilitating an issue of special voting shares. The Board of Directors is authorised to resolve:

a.                                    to charge amounts to be paid up on special voting shares against the special capital reserve; and

b.                                    to reallocate any part of the balance of the special capital reserve to the Company’s share premium reserve and vice versa.

25.3                       Without prejudice to Article 25.2, no distributions shall be made from the special capital reserve.

25.4                       In addition to the reserves referred to above in this Article 25, the Company shall also maintain a special dividend reserve attached exclusively to the special voting shares.

DISTRIBUTIONS - ENTITLEMENT AND RESTRICTIONS

Article 26

26.1                       A distribution can only be made to the extent that the Company’s equity exceeds the Non-Distributable Equity.

26.2                       Without prejudice to Article 28.3:

a.                                    distributions, except for a distribution from the special dividend reserve, shall be made exclusively to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares;

b.                                    the ordinary shares do not carry any entitlement to distributions from the special dividend reserve;

c.                                     distributions from the special dividend reserve shall be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares; and

d.                                    the special voting shares do not carry any entitlement to other distributions than distributions from the special dividend reserve.

26.3                       Without prejudice to Article 26.2, the parties entitled to a distribution shall be the shareholders, usufructuaries and pledgees, as the case may be, as at a date to be determined by the Board of Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

26.4                       Subject to a proposal of the Board of Directors to that effect and subject to the other provisions of this Article 26:

a.                                    the General Meeting may resolve to make a distribution from the Company’s reserves, except for the special dividend reserve; and

b.                                    the meeting of holders of special voting shares may resolve to make a distribution from the special dividend reserve.

26.5                       The body entitled to resolve on a distribution pursuant to Article 26.4 may also resolve, subject to a proposal of the Board of Directors to that effect, that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets.

26.6                       The Board of Directors may also resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

26.7                       A distribution shall be payable in such currency and on such date as determined by the Board of Directors.

26.8                       A claim for payment of a distribution shall lapse after five years have expired after the distribution was declared.

26.9                       No distribution as referred to in this Article 26 shall be made to the Company in respect of shares held by it.

DISTRIBUTIONS - PROFITS

Article 27

27.1                       The Board of Directors shall determine which part of the profits shown in the annual accounts in respect of a financial year shall be added to the Company’s reserves.

27.2                       Out of the remaining profits shown in the annual accounts:

a.                                    an amount equal to one percent (1%) of the aggregate nominal value of the special voting shares that are issued and are not held by the Company itself at the end of the financial year to which the annual accounts pertain shall first be added to the special dividend reserve; and

b.                                    any profits remaining thereafter shall be at the disposal of the General Meeting for distribution to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares.

For the avoidance of doubt, the special voting shares shall not carry any entitlement to profits other than as described in paragraph a.

27.3                       A distribution of profits shall be subject to a proposal of the Board of Directors to that effect and the other provisions of Article 26, and shall be made only after the adoption of the annual accounts that show that such distribution is allowed.

27.4                       The Board of Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 26.1 has been met, and taking into account Article 27.2.

27.5                       For the purpose of calculating any distribution of profits, shares held by the Company in its own capital shall not be taken into account.

DISSOLUTION AND LIQUIDATION

Article 28

28.1                       In the event of the Company being dissolved, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise.

28.2                       To the extent possible, these articles of association shall remain in effect during the liquidation.

28.3                       Any assets remaining after payment of all of the Company’s debts shall be distributed to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares. For the avoidance of doubt, the special voting shares shall not carry any entitlement to a distribution as referred to in the previous sentence.

28.4                       No distribution as referred to in Article 28.3 shall be made to the Company in respect of shares held by it.

28.5                       After the liquidation has been completed, the Company’s books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

TRANSITIONAL PROVISION

Article 29

The Company’s first financial year ends on the thirty-first day of December two thousand and fourteen. This Article 29 will lapse on the first day of the Company’s second financial year.

THE UNDERSIGNED

M.D.P. Anker, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of Cnova N.V., with corporate seat in Amsterdam, immediately after execution of the abovementioned deed of amendment to the articles of association, read as per the text printed above.

Signed at Amsterdam, on 30 October 2014.

(Signed): M.D.P. Anker